Exhibit 99.2

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972-770-5600

CAPITAL SENIOR LIVING CORPORATION TO PRESENT AT

INSTREAM PARTNERS VALUE BELOW THE RADAR (VBTR) CONFERENCE ON OCTOBER 18, 2005

IN SAN FRANCISCO

DALLAS – (BUSINESS WIRE) – October 6, 2005 – Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, announced today that its Chief Executive Officer, Lawrence A. Cohen, will present at the Instream Partners “Value Below the Radar” (VBTR) Conference at 2 p.m. PT on October 18, 2005. The conference is being held at the Park Hyatt on Battery Street (cross street of Clay) in San Francisco, California.

The presentation will discuss the Company’s core business, its portfolio of independent and assisted living communities throughout the country, key industry and demographic drivers, the Company’s recent financial results, management team, as well as its strategic partnerships. Mr. Cohen’s discussion will also focus on how the Company’s “Team One” approach and its proprietary marketing initiatives have improved occupancies and resident satisfaction overall.

The presentation will be webcast live and may be accessed at Capital Senior Living’s website, http://www.capitalsenior.com/ online. A replay of the webcast will be available on the website for 30 days beginning the afternoon of the presentation

Interested parties and institutional investors may register for the conference by visiting the conference website at http://www.instreampartners.com/registration.shtml online or by calling Instream Partners at (415) 217-6400.

Value Below the Radar is an annual investment conference presented by Instream Partners LLC. The conference is a forum for institutional investors in small and micro cap companies to meet candidates that exhibit the potential to significantly increase earnings, grow revenue and maintain long-term profitability. This is a one day event and allows approximately 16 companies to present. Companies are given the opportunity to make management presentations that discuss the operating strengths and financial attributes of the company.

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ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 54 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 33 senior living communities which the Company owns or in which the Company has an ownership interest, 6 leased communities and 15 communities it manages for third parties. In the communities operated by the company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

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